Canandaigua, N.Y., August 27, 2007-Canandaigua National Corporation, parent company of The Canandaigua National Bank and Trust Company (CNB), announced that it has entered into an agreement to acquire Genesee Valley Trust Company. The acquisition, announced today, will create a combined entity with over $1.5 billion in assets under management. Genesee Valley Trust, which has approximately $590 million in assets under management, will operate as a wholly owned subsidiary of Canandaigua National Corporation.

"The combination of Genesee Valley Trust and CNB brings together two successful companies with local roots and a history of commitment to offering an exceptional customer experience," said George W. Hamlin, IV, president and CEO of CNB. "Genesee Valley Trust has a strong history of offering superior service to its clients, and we welcome the organization and its people to the CNB family."

Genesee Valley Trust will keep its name, and continue to operate from its location at 1221 Pittsford-Victor Road in Pittsford. As a result of the acquisition, the combined employee base of the CNB family will be approximately 350 full-time employees throughout Monroe and Ontario counties. In addition, James V. D'Amico, will continue to serve as Genesee Valley Trust president and CEO, supported by his existing management team and key members of the Genesee Valley Trust board.

"As part of CNB, Genesee Valley Trust can offer a significantly broader range of services to clients, particularly the rapidly growing number of corporate clients for which we manage 401(k) plans and provide other retirement services," said D'Amico. "We are proud to be joining an organization that is committed to offering its clients the kind of personalized service that builds long-lasting relationships."

The completion of the transaction is subject to typical conditions to closing, including certain regulatory approvals and approval by the shareholders of Genesee Valley Trust. The transaction is expected to close prior to the end of the year.

Founded in 1887, Canandaigua National Bank and Trust is the region's only locally owned, full-service community bank, with 21 branches in Ontario and Monroe counties. For more information, visit www.cnbank.com.